Exhibit(a)(5)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

WEGENER CORPORATION

AT

$1.55 NET PER SHARE

BY

WC ACQUISITION CORP.,

A WHOLLY OWNED SUBSIDIARY OF

RADYNE COMSTREAM INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON WEDNESDAY, MAY 21, 2003, UNLESS THE OFFER IS EXTENDED.

April 23, 2003

      To Our Clients:

      Enclosed for your consideration are the Offer to Purchase, dated April 23, 2003 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by WC Acquisition Corp., a Delaware corporation (“Purchaser”), and wholly owned subsidiary of Radyne ComStream Inc., a Delaware corporation (“Radyne ComStream”) to purchase all outstanding shares of Common Stock, par value $.01 per share (the “Shares”), of Wegener Corporation, a Delaware corporation (“Wegener”), at $1.55 per Share, in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase.

WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF THE SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1.	The tender price is $1.55 per Share, net to the seller in cash without interest.

2.	The Offer is being made for all outstanding Shares of Wegener.

3.	THE OFFER IS BEING MADE WITHOUT THE PRIOR APPROVAL OF THE WEGENER BOARD OF DIRECTORS.

4.	THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON WEDNESDAY, MAY 21, 2003, UNLESS THE OFFER IS EXTENDED.

5.	The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of Shares which will constitute at least a majority of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer (the “Minimum Tender Condition”). The Offer is also subject to the other conditions set forth in the Offer to Purchase. See Sections 1 and 14 in the Offer to Purchase.

6.	Tendering holders of Shares (“Holders”) whose Shares are registered in their own name and who tender directly to Continental Stock Transfer & Trust Company, as depositary (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, Federal income tax backup withholding at a rate of 30% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

7.	In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

      The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

      If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK

OF

WEGENER CORPORATION

        The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated April 23, 2003, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by WC Acquisition Corp., a Delaware corporation (“Purchaser”), and a wholly owned subsidiary of Radyne ComStream, Inc., a Delaware corporation (“Radyne ComStream”), to purchase all outstanding shares of common stock, par value $.01 per share (the “Shares”), of Wegener Corporation, a Delaware corporation (“Wegener”), at $1.55 per Share, in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase.

      This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*

Account No.:

Signature(s):

(SIGN HERE)

Dated:

Print Name(s):

Address(es):

Area Code and Telephone Number:

Tax Identification or Social Security Number:

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.